Exhibit 10.10

DEPARTMENT 56, INC.

2004 CASH INCENTIVE PLAN
(EFFECTIVE FEBRUARY 18, 2004)

Section 1. Purpose.

        The purpose of the 2004 Cash Incentive Plan (the “Plan”) is to promote the interests of Department 56, Inc. (“Department 56”) and its subsidiaries (the “Company”) by providing eligible key employees of the Company with incentive to assist the Company in meeting and exceeding its business goals.

Section 2. Administration.

                (a)     The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of Department 56 (the “Board”) from among its members and shall be comprised of not fewer than two members who shall be “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder.

                (b)     The Committee may, subject to the provisions of the Plan, establish, adopt or revise rules and regulations relating to the Plan or take such actions as it deems necessary or advisable for the proper administration of the Plan. The Committee shall have the authority to interpret the Plan in its absolute discretion. Each interpretation made or action taken by the Committee pursuant to the Plan shall be final and conclusive for all purposes and binding upon all Participants (as defined in Section 3) or former Participants and their successors in interest.

                (c)     Neither the Committee nor any member of the Committee shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Committee shall be entitled to indemnification and reimbursement by Department 56 in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law.

Section 3. Eligibility.

        Awards may be granted to key employees of the Company who are selected for participation in the Plan by the Committee. A qualifying employee selected by the Committee to participate in the Plan shall be a “Participant” in the Plan.

Section 4. Award Criteria.

        The Committee may grant performance-based awards (“Awards”) to Participants with respect to any performance period (each, a “Performance Period”), subject to the terms and conditions of the Plan. All Awards shall be settled in cash. Performance Periods may be equal to or longer than, but not less than, one fiscal year of the Company and may be overlapping. Within 90 days after the beginning of a Performance Period, and in any case before 25% of the Performance Period has elapsed, the Committee shall establish (a) performance goals and objectives (“Performance Targets”) for the Company for such Performance Period, (b) target awards (“Target Awards”) for each Participant which shall be a specified dollar amount, and (c) schedules or other objective methods for determining the applicable performance percentage (“Performance Percentage”) to be applied to each Target Award to which a Performance Target relates in arriving at the actual Award payout amount (“Performance Schedules”).

Section 5. Performance Targets.

        The Committee shall establish Performance Targets for each Performance Period. Such Performance Targets shall be based on one or more of the following business criteria: revenue growth, operating income, operating cash flow, net income, earnings per share, return on sales, return on assets, return on equity, return on invested capital and total shareholder return.

        The measurement of any Performance Targets may exclude the impact of charges for extraordinary, unusual or non-recurring items (including without limitation charges for restructurings and discontinued operations), and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. Any Performance Targets may be used to measure the performance of Department 56 or a subsidiary of Department 56 as a whole or any business unit of Department 56 or any subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Targets as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.

Section 6. Awards.

                (a)     Calculation. In the manner required by Section 162(m) of the Code, the Committee shall, promptly after the date on which the necessary financial and other information for a particular Performance Period becomes available, certify the extent to which Performance Targets have been achieved. Using the Performance Schedule, the Committee shall determine the Performance Percentage applicable to each Performance Target and multiply the portion of the Target Award to which the Performance Target relates by such Performance Percentage in order to arrive at the actual Award payout for such portion.

                (b)     Discretionary Reduction. The Committee may, in its discretion, reduce or eliminate the amount of any Award payable to any Participant, based on such factors as the Committee may deem relevant, but the Committee may not increase the amount of any Award payable to any Participant above the amount established in accordance with the relevant Performance Targets. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants.

                (c)     Limitation. The amount paid under the Plan to any Participant with respect to any Award for a Performance Period of one year shall not exceed one million five hundred thousand dollars ($1,500,000). The amount paid under the Plan to any Participant with respect to any Award for a Performance Period of more than one year shall not exceed three million dollars ($3 million).

No Participant shall be eligible to earn Awards for more than three Performance Periods that end within any single fiscal year of the Company.

                (d)     Payment. The Company shall pay Awards as soon as administratively practical following certification by the Committee of the extent to which the applicable Performance Targets have been achieved and the determination of the actual Awards in accordance with Section 5 and this Section 6.

Section 7. General Provisions.

                (a)     No Rights to Awards or Continued Employment. No employee of the Company shall have any claim or right to receive Awards under the Plan. Neither the Plan nor any action taken under the Plan shall be construed as giving any employee any right to be retained by the Company.

                (b)     No Limits on Other Awards and Plans. Nothing contained in this Plan shall prohibit the Company from establishing other special awards or incentive compensation plans providing for the payment of incentive compensation to employees of the Company, including any Participants.

                (c)     Withholding Taxes. The Company shall deduct from all payments and distributions under the Plan any required federal, state or local governments tax withholdings.

                (d)     Unfunded Status of Plan. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

                (e)     Effective Date; Amendment. The Plan is effective as of February 18, 2004, subject to approval by the shareholders of Department 56 at its 2004 annual meeting of shareholders. The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part.

                (f)     Governing Law. The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York without regard to its conflict of law principles.

                (g)     Interpretation. The Plan is designed and intended to comply with Section 162(m) of the Code and all provisions hereof shall be construed in a manner so to comply.